OFFICE LEASE

by and between

300 W. FAYETTE STREET, LLC

(Landlord)

and

BIOANALYTICAL SYSTEMS, INC.

(Tenant)

TABLE OF CONTENTS

1.	Demise and Term.	1

2.	Base Rent.	3

3.	Payment, Late Charge, Time of Essence.	4

4.	Tenant's Proportionate Share.	4

5.	Real Estate Taxes.	4

6.	Operating Costs.	5

7.	Care of Premises.	9

8.	Use and Occupancy.	10

9.	Permitted Name.	11

10.	Access by Landlord.	11

11.	Subordination.	11

12.	Assignment or Subletting.	12

13.	Alterations.	12

14.	Common Facilities.	13

15.	Appearance Outside.	13

16.	Signs.	14

17.	Security Deposit.	14

18.	Damage to Premises.	14

19.	Waiver or Breach.	15

20.	Rules and Regulations.	15

21.	Insurance.	15

22.	Condemnation.	18

23.	Additional Rent and Attorneys' Fees.	19

24.	Covenant to Surrender.	19

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25.	Quiet Enjoyment.	19

26.	Defaults.	19

27.	Notice.	20

28.	Other Taxes.	21

29.	Representations.	22

30.	Trial by Jury.	22

31.	Gender.	22

32.	Construction of Premises.	22

33.	Estoppel Certificates.	22

34.	Landlord's Liability.	22

35.	Hazardous Materials.	22

36.	Security.	23

37.	Broker Commission.	23

38.	Authority.	23

39.	Right of First Offer.	23

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LEASE AGREEMENT

This LEASE, made the 4th day of May, 2007 by and between 300 W. FAYETTE STREET, LLC, a Delaware limited liability company (hereinafter called "Landlord"), and BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (hereinafter called "Tenant").

WITNESSETH:

1.	Demise and Term.

(a) That in consideration of the mutual promises herein contained, the Landlord hereby rents to the Tenant, and the latter does hereby rent from the former, the Premises described as floors Basement, 2, and 3 and the lobby vestibule of 300-306 W. Fayette Street, Baltimore City, Maryland, more particularly described on Exhibit A, attached hereto and made a part hereof, containing approximately 46,000 rentable square feet (the "Premises") for the term of seven (7) years beginning on the Commencement Date as hereinafter defined. The number of rentable square feet in the Premises and the Building shall be determined by Landlord's architect pursuant to the American National Standard Method of Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1 - 1996. The building at 300-306 W. Fayette Street will hereinafter be referred to as the "Building".

(b) The Commencement Date, whenever used herein, shall be January 5, 2008. On the Commencement Date, Tenant's obligations under this Lease will begin. This Lease is effective as of the date hereof. The Term will commence on the Commencement Date and will expire, unless extended pursuant to the terms and conditions of this Lease, at midnight on January 4, 2015 (the "Expiration Date").

(c) Renewal Option. Provided that, at the time of each such exercise, (i) the originally named Tenant shall be in occupancy of the Premises, and (ii) Tenant is not then in default beyond expiration of all applicable notice, grace and cure periods, Tenant may have two (2) five (5) year options to renew this lease at the Market Rent. Tenant shall exercise each option by providing written notice to Landlord of its election to exercise such option no later than twelve (12) months prior to the expiration of the Term or the first Renewal Term, as applicable ("Renewal Notice"); provided, however, that if Tenant's estate hereunder shall terminate after exercise of such option to renew but prior to the commencement of the Renewal Term, Tenant's option to renew shall expire upon such termination.

(i) No assignee or subtenant under this Lease shall have the right to exercise any renewal option.

(ii) All terms, covenants, and conditions of this Lease shall remain in full force and effect during each Renewal Term, except that the Base Rent applicable to the Renewal Term shall be as set forth in this Section 1(c). If the Tenant fails to give notice exercising the foregoing option by the date required herein, then Tenant's rights and options to renew shall be automatically terminated and of no further force or effect. All references in this Lease to the "Term" shall include each Renewal Term for which Tenant shall have effectively exercised its renewal option.

(iii) The "Market Rent" shall be the fair market rent for the Premises determined as of the date occurring twelve (12) months prior to the end of the Original Term or the first Renewal Term, to be effective at the commencement of each new term, taking into account all then relevant factors (including, without limitation, the presence or absence of concessions, allowances, abatements and the like). If Tenant exercises its option to renew hereunder, Tenant and Landlord shall make a good faith effort to agree on the Market Rent. Landlord shall provide Tenant the Market Rate within thirty (30) days of Tenant's exercise of its option to renew. The "Outside Negotiation Date" is defined as the date that is sixty (60) days after Tenant's exercise of its option to renew. If Landlord and Tenant are unable to agree upon the Market Rent by the Outside Negotiation Date, then, Landlord and Tenant shall determine the Market Rent in accordance with the arbitration procedure set forth in this section 1(c).

(iv) Within ten (10) days after the Outside Negotiation Date, the parties shall each appoint a commercial real estate broker (hereinafter referred to as the "Appraiser") who shall act on behalf of and bind the Landlord and Tenant, respectively. Each Appraiser shall have at least ten (10) years' experience as a broker of commercial leasehold estates, and shall be knowledgeable in office rentals in the Central Business District of Baltimore, Maryland market.

(v) Each Appraiser so appointed shall be instructed to determine independently of the other the Market Rent pursuant to this Section 1(c) within ten (10) business days after the making of Landlord's or Tenant's request. If within ten (10) business days after the making of Landlord's or Tenant's request, Landlord's Appraiser and Tenant's Appraiser shall mutually agree upon the determination of the Market Rent, their determination shall be final and binding upon the parties.

(vi) If Landlord's Appraiser and Tenant's Appraiser shall fail to agree within said 10-day period, and if the difference between the amounts so determined shall not exceed four percent (4%) of the lesser of such amounts, then the Market Rent shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined (i.e., the average of the two determinations).

(vii) If the difference between the amounts so determined exceeds four percent (4%) of the lesser of such amounts, then (A) such two Appraisers shall have twenty (20) days to appoint a third Appraiser; (B) if such Appraisers fail to do so, then either Landlord or Tenant may request the American Arbitration Association in Maryland or any successor organization thereto to appoint an Appraiser within twenty (20) days of such request and both parties shall be bound by any appointment so made within such twenty (20) day period; and (C) if no such third Appraiser shall have been appointed within such twenty (20) days or within ninety (90) days of the original request for a determination of the Market Rent, whichever is earlier, either Landlord or Tenant may apply to the Administrative Judge of the Circuit Court of Baltimore City to make such appointment.

(viii) Such third Appraiser, however selected, shall be jointly instructed by Landlord and Tenant to determine the Market Rent in accordance with this Section 1(c) in an amount equal to either the determination of Landlord's Appraiser or the determination of Tenant's Appraiser, within twenty (20) days after such Appraiser's appointment. The third Appraiser may not choose a third number; the third Appraiser must choose the Tenant's number or the Landlord's number. The determination of such third Appraiser shall be final and binding upon Landlord and Tenant as to the Market Rent.

(ix) Landlord shall pay the fees of Landlord's Appraiser and Tenant shall pay the fees of Tenant's Appraiser. The fees of the third Appraiser, if any, shall be paid by Landlord if the third Appraiser's determination of the Market Rent equals that of Tenant's Appraiser, or by Tenant if the third Appraiser's determination of the Market Rent equals that of Landlord's Appraiser.

(x) The final determination of such Appraiser or Appraisers shall be in writing and shall be binding and conclusive on the parties, each of whom shall receive counterpart copies thereof. In rendering such decision the Appraisers shall not add to, subtract from, or otherwise modify the provisions of this Lease. In determining the Market Rent, the Appraisers shall consider all the items set forth above for consideration in determining the Market Rent. Instructions to such effect, including a copy of this Section 1(c) of this Lease, shall be given to the Appraisers.

(d) Tenant's Right to Lease Storage Space. If Tenant notifies Landlord that it wishes to lease an area of the sub-basement level of the Building for storage, Landlord shall add such designated area to Tenant's Premises. Tenant may wall off and secure such area. The Base Rent for such storage space shall be twenty-five percent (25%) of the then current Base Rent for the Premises (in other words, the Base Rent for the storage area will increase by twelve and one-half cents ($0.125) per year during the initial term). The square footage of such space shall not be included in the calculation of Tenant's Proportionate Share. Also, Tenant will be provided with an allowance of Four Dollars and Thirty-seven Cents ($4.37) per rentable square foot of storage space for Tenant Improvements.

2. Base Rent. The total monthly Base Rent for each month of the Term after the Commencement Date shall be paid by Tenant in advance, on the first day of each month, in equal monthly installments of Forty-Four Thousand Eighty-Three Dollars ($44,083.00) (the Base Rent to be adjusted if the size of the Premises changes following an actual measurement of the Premises, as set forth above). The Base Rent shall be the product of the total rentable square feet in the Premises multiplied by the rental rate per square foot. On the Commencement Date, the rental rate shall be Eleven Dollars and Fifty Cents ($11.50), and the rental rate shall increase by Fifty Cents ($0.50) each year beginning January 1st, 2009 during the Term, as follows:

January 1, 2009:	$12.00
January 1, 2010:	$12.50
January 1, 2011:	$13.00
January 1, 2012:	$13.50
January 1, 2013:	$14.00
January 1, 2014:	$14.50

If the Term does not begin on the first day or end on the last day of a month, the Base Rent for that partial month shall be prorated by multiplying the monthly Base Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in that full calendar month. The first installment of Base Rent shall be the pro-rated amount due for January, 2008, which shall be due and payable on the Commencement Date (including Tenant's Proportionate Share of estimated Real Estate Taxes and Operating Costs).

3. Payment, Late Charge, Time of Essence. The Tenant covenants to pay the Base Rent as herein provided without any deduction whatsoever, and without any obligation on the Landlord to make demand for it, failing which the Tenant shall pay to the Landlord as Additional Rent, after the fifth (5th) Business Day ("Business Day" means every day except Saturdays, Sundays and Federal Holidays) that such payment remains due but unpaid, a late charge equal to five percent (5%) of such payment which remains due but unpaid. Time is of the essence in this Lease. Payments shall be made to Landlord at the address set forth herein for Notice.

4. Tenant's Proportionate Share. Tenant's Proportionate Share means a fraction, the numerator of which is the number of rentable square feet of the Premises and the denominator of which is the number of rentable square feet in the Building, subject to adjustment from time to time as the numerator and denominator change. Given the approximate size of the Premises (see Section 1(a)) and the number of rentable square feet in the Building, Tenant's Proportionate Share on the date hereof is 46,000/112,970 or forty and seven-tenths percent (40.7%), which is subject to further modification as final measurements are made.

5. Real Estate Taxes. Tenant, as of the Commencement Date, covenants and agrees to pay Landlord within thirty (30) days of Landlord's notice to Tenant, as Additional Rent, Tenant's Proportionate Share of any real estate taxes assessed against the land and Building in which the Premises is included. If this Lease shall be in effect for less than a full tax fiscal year, Tenant shall pay a prorated share of the taxes, based upon the number of days that this Lease is in effect. "Taxes" as used herein shall include, but not by way of limitation, all real property taxes, and any and all other benefits or assessments which may be levied on the Premises or the land and Building in which the same are situate, but shall not include any penalties or late fees, income tax on the income or Base Rent payable hereunder or any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax that is or may be imposed upon Landlord. Any reasonable expense incurred by Landlord in contesting any real estate tax shall be included as an item of taxes for the purpose of computing Additional Rent due the Landlord.

(a) Landlord shall collect, together with the monthly payment of Base Rent hereunder, an amount equal to one-twelfth (1/12) of Tenant's Proportionate Share of the estimated real estate taxes due for the next succeeding fiscal year so that Landlord shall have an amount sufficient to pay such taxes when due. Landlord may also make adjustments when necessary in the case of special assessments or taxes so that Landlord will have an amount sufficient to pay such taxes when due. Appropriate adjustments shall be made between Landlord and Tenant upon the determination of the actual amount of such taxes.

6. Operating Costs.

(a) Tenant, as of the Commencement Date, covenants and agrees to pay Landlord within thirty (30) days of Landlord's notice to Tenant, as Additional Rent, Tenant's Proportionate Share of all Operating Costs.

(b) Landlord shall collect, together with the monthly payment of Base Rent hereunder, an amount equal to one-twelfth (1/12) of Tenant's Proportionate Share of the estimated Operating Costs due for the next succeeding calendar year so that Landlord shall have an amount sufficient to pay such Operating Costs when due. Appropriate adjustments shall be made between Landlord and Tenant upon the determination of the actual amount of such Operating Costs.

(c) "Operating Costs" means any and all reasonable costs and expenses incurred by the Landlord for services performed by the Landlord or by others on behalf of the Landlord with respect to the operation and maintenance of the Premises, Building and the Common Facilities located therein, in a manner deemed reasonable and appropriate by Landlord, including, without limitation, all costs and expenses of Landlord providing the following services:

(i) operating, maintaining, repairing, lighting, signing, cleaning, removing trash from, painting, controlling of rodents in, policing and securing the Common Facilities;

(ii) purchasing and maintaining in full force insurance for the Building as deemed necessary in Landlord's reasonable discretion (including, without limitation, liability insurance for personal injury, death and property damage, rent insurance, insurance against fire, extended coverage, theft or other casualties, workers' compensation insurance covering personnel, fidelity bonds for personnel, insurance against liability for defamation and claims of false arrest occurring on or about the Common Facilities, and plate glass insurance);

(iii) operating, maintaining, repairing and replacing machinery, furniture, accessories and equipment used in the operation and maintenance of the Building, and the personal property taxes and other charges incurred in connection with such machinery, furniture, accessories and equipment; however, if a replacement expenditure is not a current expense under Generally Accepted Accounting Principles ("GAAP"), then, the cost thereof shall be amortized over a period equal to the useful life of such replacement, determined in accordance with GAAP, and the amortized cost allocated to each calendar year during the Term. Capital expenditures should be made in the interest of reducing operating costs.

(iv) maintaining, replacing and repairing curbs, walkways, drainage pipes, ducts, conduits and lighting fixtures throughout the Common Facilities;

(v) interior and exterior planting, replanting and replacing flowers, shrubbery, trees, grass and planters;

(vi) providing electricity, heating, steam, ventilation and air conditioning to the Building, HVAC service to the Building and non-central HVAC usage (VAV boxes), and telecommunications services infrastructure, and operating, maintaining and repairing any equipment used in connection therewith, including, without limitation, costs incurred in connection with determining the feasibility of installing, maintaining, repairing or replacing any facilities, equipment, systems or devices which are intended to reduce utility expenses of the Building as a whole and repair and maintenance of HVAC facilities and telecommunications infrastructure and related electrical and mechanical equipment serving all rentable square feet of office space in the Building; however, if a replacement expenditure is not a current expense under GAAP, then, the cost thereof shall be amortized over a period equal to the useful life of such replacement, determined in accordance with GAAP, and the amortized cost allocated to each calendar year during the Term;

(vii) water and sanitary sewer services and other services, if any, furnished to the Building, Premises, Common Facilities and all rentable square feet in the Building for the non-exclusive use of tenants;

(viii) parcel pick up, delivery and other similar services;

(ix) enforcing and complying with any operating agreements pertaining to the Common Facilities or any portions thereof, and any easement and/or rights agreements entered into by the Landlord for the benefit and use of the Building or tenants thereof, or any arbitration or judicial actions undertaken with respect to the same and all minor privilege fees;

(x) cleaning, maintaining and repairing the Building, including, without limitation, exhaust systems, sprinkler systems, pumps, fans, switchgear, loading docks and ramps, freight elevators, passenger elevators, stairways, service corridors, delivery passages, transformers, doors, walls, floors, skylights, ceilings, windows, emergency generators, and fire and life safety equipment and to the extent these expenses can be classified as capital expenses they should be amortized;

(xi) accounting, audit and fees and expenses, including a commercially reasonable property management fee not to exceed five percent (5%) of all revenue of the Building, payroll, payroll taxes, employee benefits and related expenses of all personnel engaged in the operation, maintenance, and management of the Building, including, without limitation, the property manager, any maintenance personnel, secretaries and bookkeepers (including, specifically, uniforms and working clothes and the cleaning thereof, tools, equipment and supplies used by such personnel, and the expenses imposed on or allocated to the Landlord or its agents pursuant to any collective bargaining or other agreement) (if any personnel are engaged in or responsible for more than one (1) property, then an equitable allocation shall be made of the expense associated with such personnel), office expenses for on-site maintenance and/or management office;

(xii) the cost and expense for substituting services, labor or materials in place of any of the items comprising the Operating Costs, or for any additional services, labor or materials or improvements to comply with any federal, state and local laws, orders, regulations and ordinances applicable to the Building enacted after the Commencement Date, which may hereafter be in force, provided, however that if, at the time of the substitution or addition, such costs are not considered a current operating expense under GAAP, then the cost thereof shall be amortized over a period equal to the useful life of such replacement, determined in accordance with GAAP, and the amortized cost allocated to each calendar year during the Term;

(xiii) the cost (including reasonable legal, architectural and engineering fees incurred in connection therewith) of any improvement made to the Building during any Operating Year either (x) in order to comply with any future legal requirement or insurance requirement imposed or enacted after the Commencement Date, whether or not such legal requirement or insurance requirement is valid or mandatory, (y) with the reasonable expectation by Landlord of reducing Operating Costs (as, for example, a labor-saving improvement) or enhancing services, or (z) in lieu of a repair; provided, however, to the extent the cost of such improvement is required to be capitalized under generally accepted accounting principles, such cost shall be amortized over the useful economic life of such improvement as reasonably estimated by Landlord, and the annual amortization shall be deemed an Operating Cost in each of the Operating Years during which the cost of the improvement is amortized;

(xiv) providing janitorial and trash removal services to the Building and Premises; and

(xv) all other costs of maintaining, repairing or replacing any or all of the Building (including expenses of landscaping, snow, ice, water and debris removal, outdoor lighting, road maintenance and exterior signage relating to the Building); however, if a replacement expenditure is not a current expense under GAAP, then, the cost thereof shall be amortized over a period equal to the useful life of such replacement, determined in accordance with GAAP, and the amortized cost allocated to each calendar year during the Term.

Notwithstanding the foregoing, the following items shall be excluded from Operating Expenses:

(1)	franchise or income taxes imposed upon Landlord;

(2)
debt service on Mortgages and any costs and expenses relating to a refinancing or debt modification, including legal fees, title insurance premiums, survey expenses, appraisal, environmental report, or engineering report;

(3)
leasing commissions, brokerage fees or legal fees incurred in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases and related documents or enforcement with respect to the leasing, assignment or subletting of space for any occupant of the Building;

(4)	the cost of tenant installations incurred in connection with preparing space for a new tenant or refurbishing or renovating space for an existing tenant;

(5)	salaries and other compensations of personnel above the grade of building manager;

(6)
any expense for which Landlord is otherwise compensated through the proceeds of insurance (less any deductible amounts paid) or is otherwise compensated by any tenant (including Tenant) of the Building for services in excess of the services Landlord is obligated to furnish to Tenant hereunder;

(7)	capital costs, depreciation or amortization (except as provided in the list of inclusions for Operating Costs under item (xiii) above);

(8)
costs incurred by Landlord due to a violation of any lease in the Building or penalties or charges arising due to violation of any Legal Requirement or Insurance Requirement required to be complied with by Landlord;

(9)	the cost of replacing the roof;

(10)	the cost of removing any hazardous materials located at the Building and/or complying with all environmental laws, but only to the extent such costs are not otherwise caused by or borne by Tenant;

(11)	fines or penalties for late payment;

(12)	services provided to other tenants but not to Tenant;

(13)	general corporate overhead;

(14)	works of art, charitable or political contributions;

(15)	reserves; and

(16)	entertainment or travel expenses.

Landlord warrants and represents that none of the expenses included in determining Tenant's Proportionate Share of Common Costs shall be included in any other charge payable under this Lease.

(d) Tenant shall have the right to audit Landlord's books and records from time to time, but no more than one time every twelve (12) months, to verify the accuracy of the statements being provided by Landlord with respect to Operating Costs. Tenant shall recover the costs of such audit if the pass through of Operating Costs is more than one hundred six percent (106%) of the amount Tenant should have paid.

(e) In calculating Operating Costs under this Lease, Landlord will increase those components of Operating Costs that Landlord reasonably believes would have been incurred during the year assuming the Building were ninety-five percent (95%) occupied.

7.	Care of Premises.

(a) The Tenant agrees that it will take good care (including its own interior janitorial service) of the Premises, fixtures, and appurtenances, including the following items and elements serving the Premises: plumbing, heating and air conditioning equipment (excluding that on the exterior of the building), and keep same in good order and repair throughout the Term of this Lease in a manner comparable to the order and state of repair extant of the Commencement Date, and suffer or permit no waste or injury; Landlord shall assign to Tenant, for the benefit of the Tenant, to the extent they are assignable or otherwise available for the benefit of the Tenant, any warranties on such equipment furnished Landlord by the Tenant and/or provider thereof; that Tenant will conform to all laws, orders, and regulations of the Federal, State, County and City authorities or any of their departments, and will not, through its own act or neglect, cause any situation to exist in or about the Premises which would constitute a violation of any applicable Federal, State, County, or City Code Regulation or Ordinance governing use, occupancy, health, sanitation, or fire; that it will save harmless the Landlord from any liability arising from injury to person or property caused by any act or omission of Tenant, his agents, employees or guests; that it will repair at or before the end of the term, or sooner if so requested by the Landlord, all injury done by the installation or removal of furniture or other property, and will surrender the Premises at the end of the Term broom cleaned in as good condition as they were at the beginning of the term, ordinary wear and tear, condemnation, alterations as permitted by this Lease and casualties by fire and elements excepted. In the event of any increase in the cost of insurance as a result of the failure of the Tenant to comply with the provisions of this Paragraph, the Tenant will pay the amount of such increase as Additional Rent within thirty (30) days after the Landlord's written demand, which will provide evidence that the stated actions increased the cost of insurance.

The Landlord shall be under no liability to the Tenant for any discontinuance of heat, air conditioning, and hot water unless due solely to Landlord's negligence. The Landlord shall not be liable for any loss or damage to the Tenant caused by rain, snow, water or storms that may leak into or flow from any part of the premises through any defects in the roof or plumbing or from any other source unless due solely to Landlord's negligence.

(b) Landlord shall have no obligation whatsoever to make any repairs to the Premises other than to make repairs resulting from damage caused by negligence, if any, of Landlord or its agents or employees or contractors except as otherwise provided in this Agreement.

(c) Landlord agrees to maintain and will keep in good repair the Common Facilities, the exterior walls of the Building, the roof, slabs, foundations and structural elements of the Building. Landlord, at its expense, will make all structural repairs that it deems necessary in its reasonable discretion (including all doors, door frames, floors, windows and glass); provided Tenant shall give Landlord notice of the necessity for such repairs. If the Premises, or any portion thereof critical to performance of Tenant's business, are rendered unfit for the business purposes for which it was leased due to a structural problem in the exterior walls, structural columns, roof, roof penetrations or structural floor, for more than thirty (30) consecutive days, then the Base Rent shall abate proportionately to the amount of space rendered unfit for the business purposes for which it was leased for the amount of time such condition shall exist.

(d) Tenant shall not place a load upon any floor of the Premises that exceeds the lesser of (i) floor load per square foot, which such floor was designed to carry or (ii) the maximum floor load per square foot allowed by law. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant's expense, in settings sufficient in Landlord's reasonable judgment to absorb and prevent vibration, noise and annoyance.

(e) There shall be no allowance to Tenant for any diminution of rental value and no liability on the part of the Landlord by reason of inconvenience, annoyance or injury to business arising from the making by Landlord, Tenant or others of any repairs in or to the Building or the Premises, or in or to the fixtures, appurtenances or equipment thereof. Except in case of emergency, as determined in Landlord's sole discretion, Landlord will use commercially reasonable efforts to minimize any interference with Tenant's use and occupancy in connection with Landlord's entering to make repairs.

(f) In the event Tenant shall not proceed promptly and diligently to make any repairs or perform any obligation imposed upon it by this Section 6 within ten (10) days after receiving written notice from Landlord to make such repairs or perform such obligation (unless such repairs or obligation is of such nature that it cannot be cured within such ten (10) day period, in which case Tenant shall have such longer period of time as is required, provided that Tenant shall diligently prosecute such repairs or perform such obligation), then and in such event, Landlord, may, at its option, enter the Premises and do and perform the things specified in said notice, without liability on the part of Landlord for any loss or damage resulting from any such action by Landlord and Tenant agrees to pay promptly upon demand any cost or expense incurred by Landlord in taking such action, including an administrative fee equal to ten percent (10%) of the cost or expense incurred.

(g) Landlord shall provide, at its expense, subject to reimbursement pursuant to Section 6 of this Lease, all necessary services and maintenance to operate a professional office building, including, but not limited to, all necessary snow removal from the parking lots and sidewalks.

8.	Use and Occupancy.

(a) The Premises is to be used only for the purposes of medical clinical research (human research only), or for general office use, and for no other purpose without Landlord's prior approval which approval shall not be unreasonably withheld. Tenant will not use the Premises for any unlawful purpose; Tenant covenants not to conduct nor permit to be conducted on the Premises any business in violation of any law of the City in which the Premises is located or State or Federal law, ordinance or regulation. With respect to the remainder of the Building, Landlord shall, throughout the Term, and at Landlord's sole cost and expense, promptly observe and comply with all present and future laws, ordinances, notices, orders, rules, regulations, directions and requirements of all federal, state, county and municipal governments and the appropriate departments, commissions, boards and officers thereof (including, but not limited to, environmental laws (excluding, however, any environmental laws that apply solely due to the presence of hazardous materials brought onto the Premises by Tenant)), as well as any and all notices, orders, rules and regulations of the National Board of Fire Underwriters, or any other body now or hereafter constituted and exercising similar functions.

(b) Tenant's clinical patients and related clinical staff are required to use the easternmost entrance to the Building on Fayette Street (the "Townhouse Entrance"). Tenant's other visitors and employees may use the Building's main entrance or the Townhouse Entrance.

9. Permitted Name. Tenant shall conduct business in the Premises only in the name of Tenant and under no other name or trade name unless and until the use of some other name is approved in writing by Landlord, which approval shall not be unreasonably withheld.

10. Access by Landlord. The Landlord shall retain duplicate keys to all of the doors of the Premises, and the Landlord or his agents shall have access to the Premises at all reasonable hours in order to inspect same, to clean or to make necessary repairs improvements within the Premises or the Building with reasonable prior notice to tenant unless an emergency situation exists at which time no notice is required. The Landlord will use reasonable efforts not to disturb Tenant's use or enjoyment of Premises if Landlord or his agents enters non-secured areas. The Landlord will not, except in the case of emergency, enter secured areas during active clinical studies without advance notice to Tenant. To ensure federal regulatory compliance during active studies, Tenant's chaperone will be required for Landlord or his agents. Landlord or his agents will follow chaperone guidance in all matters to ensure regulatory compliance. The Landlord shall have the right to show the Premises to prospective tenants upon 48 hours advance notice and put a FOR LEASE sign in the windows at any time during the Term providing it does not unduly interfere with the Tenant's use of the Premises.

11. Subordination. This Lease shall be subject to and subordinate at all times only to the lien of any first mortgage and/or deed of trust and to all advances made or hereafter to be made thereunder. This subordination provision shall be self-operative and no further instrument of subordination shall be required; however, Tenant agrees to execute, upon request, any such subordination document. The form of Subordination, Attornment and Non-Disturbance Agreement ("SNDA") to be executed by Tenant and Landlord at the same time this Lease is executed is attached hereto as Exhibit B. Landlord's lender shall execute this SNDA within thirty (30) days of the signing of this Lease and a copy of the fully signed SNDA will be provided to Tenant.

12. Assignment or Subletting. Tenant shall not assign, mortgage or encumber this Lease, nor sublet the premises or any part thereof without the consent of Landlord, which consent shall not be unreasonably delayed or withheld. In the event of the insolvency or bankruptcy of Tenant, this Lease shall, at the option of the Landlord, terminate forthwith, and this Lease shall not, by operation of law or otherwise, be considered a part of the Tenant's estate.

13. Alterations.

(a) The Tenant covenants not to make or permit any alterations, additions or improvements to said Premises without the prior written consent of the Landlord which shall not be unreasonably withheld or delayed, unless such proposed work requires a permit under Baltimore City codes or otherwise, in which event Landlord's right to approve shall be absolute. All additions and improvements made by Tenant, except only moveable office furniture, and equipment, shall become the property of the Landlord at the termination of this Lease or the vacating of the Premises. At the Landlord's request, any such alterations and improvements made after the Commencement Date (except the Tenant Improvements as defined below) shall be restored to their original condition by Tenant at Tenant's expense at the termination of this Lease, if at the time of Landlord's consent to such alteration or improvement a condition was attached that required removal of such alteration or improvement.
(b) Landlord's Alterations.

(i) Landlord, at its sole cost and expense, shall install a dedicated elevator for the exclusive use of Tenant. If Landlord determines, in its sole discretion, that the dedicated elevator is unnecessary, the Tenant's Base Rent shall be reduced by Fifty Cents ($0.50) per rentable square foot.

(ii) Prior to the Commencement Date, Landlord shall install a security system in the freight elevator in order to prohibit other tenants using the freight elevator of the Building, from accessing Tenant's Premises.

(iii) Work to be Performed by Landlord for Tenant at Tenant's Expense (the "Tenant Improvements").

(A) Landlord shall provide an allowance of Seventeen Dollars and Fifty Cents ($17.50) per rentable square foot for the Tenant to improve and renovate the Premises.

(B) Landlord, at Tenant's cost and expense, shall perform and complete such work on the interior of the Premises. Tenant shall be responsible for preparing the plans and specifications for such Alternations. Such Alterations are subject to the consent of Landlord in accordance with Section 13(a) of the Lease. Tenant shall promptly submit same to Landlord, and Landlord shall not unreasonably withhold, delay or condition its consent to such plans and/or specifications. For work performed by Landlord completing Tenant's Alterations, Tenant shall pay Landlord the estimated cost to complete Tenant's Alterations beyond the amount described in Section 13(b)(iii)(a) above. Tenant understands and agrees that no work will begin until such amount is paid to Landlord. Upon approval of the plans and/or specifications by Landlord and receipt of any money necessary from Tenant, Landlord shall commence the work within sixty (60) days of request from Tenant and diligently pursue such work to completion.

(C) During the period Landlord is performing work on the Premises pursuant to this Section 13(b)(iii), Tenant shall have the right to enter upon the Leased Premises during normal business hours to install its fixtures, equipment, and other property so long as Tenant does not interfere with Landlord in the performance of Landlord's work. Landlord shall coordinate with Tenant in the performance and scheduling of such work so that Tenant can relocate its offices and continue its operations in other areas of the Premises.

(D) Upon completion of construction as set forth in this Section 13(b)(iii), Landlord shall deliver to Tenant a certificate of completion by the architect, engineer or other person who supervised the construction, which shall state that all work performed by Landlord has been completed in accordance with Tenant's plans. Upon submission of a bill and reconciliation therefor from Landlord, Tenant shall pay Landlord the cost of the work beyond what has already been paid, pursuant to Section 13(b)(iii)(b), above.

(E) Landlord shall consult with Tenant regarding selecting potential contractors, the bid process, engaging and hiring contractors, awarding bids, and developing the construction budget (including plans and specifications); all of which shall be subject to Tenant's reasonable approval and shall be competitively bid. Tenant understands and agrees that Landlord will be entitled to a five percent (5%) fee for the construction management of the Tenant Improvements.

14. Common Facilities. The "Common Facilities" are those facilities and areas furnished by Landlord in or near the Building for the general, common use of the Building's tenants, their officers, agents, employees and customers, including, without limitation, sidewalks, elevators, parking lots, and the lobby. The Common Facilities shall at all times be subject to the exclusive control and management of Landlord. Landlord reserves the right, in its reasonable discretion, to change, rearrange, alter, modify, reduce or supplement any or all of the common facilities so long as adequate facilities in common are appropriate to ensure legally compliant operation and do not unreasonably inconvenience Tenant's study volunteers, clients or employees.

15. Appearance Outside. Tenant shall maintain its windows in a neat and clean condition, shall keep the sidewalks adjoining the Demised Premises clean and free from rubbish, and shall store all trash and garbage in the dumpsters provided by Tenant. Tenant shall not burn any trash of any kind in or about the building, nor shall Tenant permit rubbish, refuse or garbage to accumulate or fire hazard to exist about the Premises.

16. Signs. The Tenant shall not display any sign, picture, advertisement, awning, merchandise, or notice on the outside or roof of the Building of which the Premises are a part, nor on the exterior of the Premises nor visible from the exterior of the Building unless approved by the Landlord in writing. All current signs in their current locations are approved.

17. Security Deposit.

(a) General. On or before the Commencement Date, Tenant will deposit with Landlord a Security Deposit in the amount of One Hundred Thirty Two Thousand Two Hundred and Fifty Dollars ($132,250) to secure Tenant's due performance and observance of the obligations, conditions or agreements of this Lease. On the Commencement Date, Landlord shall return the Letter of Credit Security provided under the Office Lease by and between Landlord and BASI Maryland, Inc. (an affiliate of Tenant) dated December 7, 2004. The Security Deposit will not bear interest while being held by Landlord hereunder.

(b) Application of Security Deposit. If a default by Tenant occurs under this Lease, without prejudice to Landlord's other remedies, Landlord may, but will not be obligated to, apply all or any portion of the Security Deposit to compensate Landlord (whether in whole or in part) for such default. If any portion of the Security Deposit is so applied, Tenant shall be obligated to deposit with Landlord, within fifteen (15) days thereafter, the amount necessary to restore the balance of the Security Deposit to its original amount; provided, however, that neither the application of the Security Deposit as set forth above nor the payment by Tenant to restore the Security Deposit will operate to cure the default or to estop Landlord from pursuing any remedy to which Landlord would otherwise be entitled.

(c) Transfer of Security Deposit. If any sale or transfer occurs of Landlord's interest in the Building, Landlord may transfer the Security Deposit to such purchaser or transferee, in which event Tenant will look solely to the new landlord for the return of the Security Deposit and Landlord will thereupon be released from all liability to Tenant for the return of the Security Deposit. The Security Deposit will not be transferable by Tenant to any assignee or subtenant, but will be held and returned directly to Tenant.

18. Damage to Premises. If the Premises are partially damaged by fire or other casualty Landlord shall make repairs as speedily as conveniently possible. If the damage is so extreme as to render the Premises untenantable for the Permitted Use, the Base Rent shall cease until the Premises are put into repair by the Landlord. In the event of a total or substantial destruction of the Building of which the Premises form a part, or if in the judgment of the Landlord the damage to the Premises cannot be repaired within one hundred twenty (120) days, and if the Landlord shall decide not to restore or repair the same, or shall decide to demolish the building, then the Landlord or Tenant may, within forty-five (45) days after such fire or other casualty, by notification to the other party, terminate this Lease.

In the event the Premises are only partially damaged and remain tenantable for the Permitted Use, Tenant shall continue to pay Base Rent, which Base Rent shall be equitably adjusted. In no event shall Landlord be liable for any loss or damage sustained by Tenant by reason of fire or other accidental casualty.

In the event more than fifty (50%) percent of the building is destroyed and the Premises are untenantable for the Permitted Use, the Tenant may terminate this Lease upon thirty (30) days prior written notice to the Landlord.

19. Waiver or Breach. No waiver of any breach of the covenants, provisions or conditions contained in this Lease shall be construed as a waiver of the covenant itself or any subsequent breach itself; and if any breach shall occur and afterwards be compromised, settled or adjusted, this Lease shall continue in full force and effect as if no breach had occurred.

20. Rules and Regulations. Tenant shall comply with all rules and regulations of 300-306 West Fayette Street, which rules and regulations are attached hereto as Exhibit C and are hereby made a part of this Agreement. Any violation of said rules shall be a default under this Lease. Landlord shall have the right to reasonably make additions and amendments to the Rules and Regulations, which shall be as binding on Tenant as if set forth herein, provided such additions and amendments do not materially and adversely affect the Tenant's use of the Demised Premises, and provided that they are not inconsistent with the terms of this Lease and Tenant receives written notification of such changes.

21. Insurance.

(a) Tenant's Insurance. At all times the Tenant shall take out and keep in full force and effect, at its expense:

(i) Comprehensive General Liability insurance, including Blanket Contractual Liability, Broad Form Property Damage, Completed Operations/Products Liability, Personal Injury Liability, Premises Medical Payments, Interest of Employees as Additional Insureds, and Broad Form General Liability Endorsement, with Combined Single limits of not less than Two Million Dollars ($2,000,000) Per Occurrence and Four Million Dollars ($4,000,000) Annual aggregate;

(ii) Special Form property insurance written at full Replacement Cost and with an Agreed Amount Endorsement with deductibles of not more than Ten Thousand Dollars ($10,000.00) covering all of Tenant's property, including, without limitation, inventory, trade fixtures, floor coverings, furniture, electronic data processing equipment and any other property removable by Tenant under the provisions of this Lease;

(iii) Worker's Compensation up to statutory limits and Employers Liability limits of at least $500,000 per Person, $500,000 per Accident and $500,000 per Disease;

(iv) Umbrella Liability may be placed excess of Primary Comprehensive General Liability limits as long as the insurance in place is at least $2,000,000 Per Occurrence and $4,000,000 Annual Aggregate as noted above in Section 21(a); and

(v) such other insurance in such types and amounts as Landlord may reasonably require, from time to time.

(b) Tenant's Contractor's Insurance. For all building, the Tenant shall require any contractor of the Tenant performing work in, on or about the Building or the Premises to take out and keep in full force and effect, at no expense to the Landlord:

(i) Comprehensive General Liability insurance on an Occurrence Form, including Contractor's Liability coverage, Blanket Contractual Liability coverage, Broad Form Property Damage Endorsement, Contractor's Protective Liability, Personal Injury, Premises Medical Payments, Interest of Employees as Additional Insureds, Broad Form General Liability Endorsement, in an amount not less than a combined single limit per occurrence of Five Million Dollars ($5,000,000) and a Ten Million Dollar ($10,000,000) annual aggregate on a per location or per project basis. Liability Retentions or Deductibles shall not exceed $10,000 per loss, and in all cases must include an Aggregate Retention or Aggregate Deductible of no more than $25,000.

(ii) Automobile Liability insurance, covering all owned, leased, Employers Non-Owned and Hired automobiles used by all contractors and all sub-contractors, with Combined Single limits of at least $1,000,000;

(iii) Worker's Compensation up to statutory limits, including an All States Endorsement and Employers Liability limits of at least $1,000,000 per Person, $1,000,000 per Accident and $1,000,000 per Disease; and

(iv) Such other insurance and in amounts as Landlord may reasonably require, from time to time.

(c) Policy Requirements.

(i) The company or companies writing any insurance which the Tenant is required to take out and maintain or cause to be taken out or maintained pursuant to subsections 21(a) and/or 21(b), as well as the form of such insurance, at all times be subject to the Landlord's reasonable approval, and any such company or companies shall be licensed to do business in the State of Maryland and have a AM Best rating of at least A- or better and a financial size rating of IX or higher. Public liability and all-risk casualty insurance policies evidencing such insurance shall name the Landlord and/or its designees (including, without limitation, any Mortgagee) as Additional Insureds, shall be primary and noncontributory, and shall also contain a provision by which the insurer agrees that such policy shall not be cancelled, materially changed, terminated or not renewed except after ninety (90) days' advance written notice to the Landlord and/or such designees. All such policies, or certificates thereof, shall be deposited with the Landlord promptly upon commencement of the Tenant's obligation to procure the same. None of the insurance which the Tenant is required to carry and maintain or cause to be carried or maintained pursuant to subsections 21(a) and/or 21(b) shall contain deductible provisions in excess of Ten Thousand Dollars ($10,000), unless approved in writing in advance by the Landlord. If the Tenant fails to perform any of its obligations pursuant to this Section 21, the Landlord may perform the same and the cost thereof shall be payable by the Tenant as Additional Rent upon the Landlord's demand therefor.

(d) Indemnities by Tenant and Landlord.

(i) Subject to the provisions of subsection 21(h), the Tenant hereby agrees for itself and its successors and assigns to indemnify and save the Landlord harmless from and against any liability or claims of liability arising solely out of the negligence or intentional acts and omissions of the Tenant or its agents, contractors, licensees, suppliers, materialmen, invitees or employees in connection with (i) the use, occupancy, conduct, operation or management of the Premises; (ii) any work or thing whatsoever done or not done on the Premises during the Term performed by Tenant or its employees, agents or contractors; (iii) any breach or default in performing any of the obligations under the provisions of this Lease and/or applicable law by the Tenant during the Term; or (iv) any injury to or death of any person or any damage to any property occurring on the Premises.

(ii) If any such claim, action or proceeding is brought against either party and/or any agent or Mortgagee, that party, at its own expense, promptly shall resist or defend such claim, action or proceeding or cause it to be resisted or defended by an insurer. The Landlord, at its option, shall be entitled to comment on the selection of Tenant's counsel, and participate in settlement and all other matters pertaining to such claim, action or proceeding, all of which shall be subject, in any case, to the prior written approval of the Landlord.

(iii) Subject to the provisions of subsection 21(h), the Landlord hereby agrees for itself and its successors and assigns to indemnify and save the Tenant harmless from and against any liability or claims of liability arising solely out of the negligence or intentional acts and omissions of the Landlord, its agents or employees in connection with (i) the use, occupancy, conduct, operation or management of the Building, outside of the Premises; (ii) any work or thing whatsoever done or not done in the Building, outside of the Premises, during the Term performed by Landlord, its employees, agents or contractors; (iii) any breach or default in performing any of the obligations under the provisions of this Lease and/or applicable law by the Landlord during the Term; or (iv) any injury to or death of any person or any damage to any property occurring in the Building, outside of the Premises.

(e) Landlord Not Responsible for Acts of Others. The Landlord shall not be responsible or liable to the Tenant, or to those claiming by, through or under the Tenant, for any loss or damage which may be occasioned by or through the acts or omissions of persons occupying or using space adjoining the Premises or any part of the premises adjacent to or connecting with the Premises or any other part of the Building, or for any loss or damage resulting to the Tenant (or those claiming by, through or under the Tenant) or its or their property, from (a) the breaking, bursting, stoppage or leaking of electrical cable and/or wires, or water, gas, sewer or steam pipes, (b) falling plaster, or (c) dampness, water, rain or snow in any part of the Building. Tenant hereby releases and waives all claims against Landlord, its agents and employees for injury or damage to person, property or business sustained in or about the Building or the Premises by Tenant, its agents or employees other than injury or damage caused by the negligence or willful misconduct of Landlord, its agents or employees. Neither the Landlord nor the Tenant is obligated to protect from the criminal acts of third parties the other party, the other party's agents, customers, invitees or employees, the Premises or any property of any of the other party's agents, customers, invitees or employees. Tenant hereby acknowledges that Tenant has the sole responsibility for the protection of the Premises, the Tenant's property and the Tenant's customers, agents, invitees and employees. Tenant acknowledges that, if Landlord shall provide security guards for the Common Facilities at the Building, Landlord does not represent, guarantee, or assume responsibility that Tenant will be secure from any claims or causes of action relating to such security guards.

(f) Landlord's Insurance. During the Term, the Landlord shall maintain, in commercially reasonable amounts with commercially reasonable deductibles; (a) insurance on the Building against loss or damage by loss or damage covered with a Special Perils property form, (b) Comprehensive General Liability insurance with respect to the Common Facilities, against claims for personal injury or death, or property damage suffered by others occurring in, on or about the Building, and (c) any other insurance, in such form and in such amounts as are deemed reasonable by the Landlord. Landlord shall provide proof of insurance to Tenant upon request.

(g) Increase in Insurance Premiums. The Tenant shall not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises, the Building which will contravene the Landlord's policies of hazard or liability insurance or which will prevent the Landlord from procuring such policies from companies acceptable to the Landlord. If anything done, omitted to be done, or suffered by the Tenant to be kept in, upon or about the Premises, the Building shall cause the rate of fire or other insurance on the Premises, the Building to be increased beyond the minimum rate from time to time applicable to the Premises or to any such other property for the use or uses made thereof, the Tenant shall pay to the Landlord, as Additional Rent, the amount of any such increase upon the Landlord's demand therefore.

(h) Waiver of Right of Recovery. To the extent that any loss or damage to the Premises, the Building, or other tangible property, or resulting loss of income, or losses under workers' compensation laws and benefits, are covered by insurance, neither party shall be liable to the other party or to any insurance company insuring the other party (by way of subrogation or otherwise), even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees. In the event that such waiver of subrogation shall not be available to the parties except through the payment of additional premium therefore, the Tenant or the Landlord shall pay such additional premium.

22. Condemnation. under the power of eminent domain, or sold under threat thereof, or taken in any manner for public use, the Landlord, at its option, may terminate this Lease, which Lease shall then terminate on the effective date of the condemnation or sale. The compensation awarded or paid for such taking shall belong to and be the sole property of the Landlord; provided, however, that Tenant may seek moving and relocation expenses and compensation for loss of business from the condemning authority, and Tenant shall be entitled to receive from Landlord or the condemning authority, as the case may be, that portion of such compensation awarded by the condemning authority as is deemed by the condemning authority to represent Tenant's moving and relocation expense and compensation for loss of business. Notwithstanding anything contained in this Section 22 to the contrary, Tenant may interpose and prosecute in any condemnation proceedings a claim for the value of any leasehold improvements, trade fixtures or personal property paid for and installed by Tenant in the Premises, any of which were made or installed after the Commencement Date. Tenant shall have no claim against the Landlord or be entitled to any award or damages other than an abatement of the rent beyond the period of termination date.

23. Additional Rent and Attorneys' Fees. Whenever, under the terms of this Lease, any sum of money is required to be paid Tenant in addition to the Base Rent herein reserved, whether or not such sum is herein designated as "Additional Rent," or provision is made for the collection of such sum as "Additional Rent," said sum shall, nevertheless, at Landlord's option, if not paid when due, be deemed Additional Rent, and shall be collectable as such. In the event of employment of an attorney either by the Landlord or the Tenant because of the violation of any Term or provision of this Lease, the Court or arbitrator shall require the losing party to pay the other party's reasonable attorneys' fees.

24. Covenant to Surrender. This Lease and the tenancy hereby created shall cease and terminate at the end of the original Term hereof, without the necessity of any notice of termination from either Landlord or Tenant, and Tenant hereby waives notice to remove and agrees that Landlord shall be entitled to the benefit of law respecting summary recovery of possession of the premises from a Tenant holding over to the same extent as if statutory notice was given. If Tenant shall occupy the premises after such expiration or termination, it is understood that Tenant shall hold the premises as a tenant from month to month, subject to all the other terms and conditions of this Lease, at an amount equal to one hundred fifty percent (150%) of the highest monthly rental installment reserved in this Lease.

25. Quiet Enjoyment. Landlord covenants that, upon the payment of the rent herein provided, and the performance by the Tenant of all covenants herein, and provided that no ongoing, uncured event of default shall exist, Tenant shall have and hold the premises, free from any interference from the Landlord, except as otherwise provided for herein.

26. Defaults.

(i) In case of the non-payment of rent or Additional Rent which continues for five (5) Business Days after written notice of same, or in case the said Premises are deserted, or vacated, the Landlord shall have the right to enter the same by operation of law and remove Tenant from premises.

(ii) If either party believes the other has defaulted hereunder other than with regard to a matter described in Section 26(i), that party may give written notice to the other of such default and request that party within ten (10) days to assess and pursue with reasonable diligence all steps necessary to remedy the same, subject to delays by reason of Force Majeure.

(iii) The Landlord shall have the right after the (i) non-payment of rent within the applicable time period provided for herein or (ii) if after the action under subsection (b) hereof there remains a default, to re-enter and take possession of the Premises without further formal notice if the default has not been corrected within said applicable time period (provided that if the Tenant has commenced to repair the Premises within said applicable time period as to non-monetary defaults and proceeds, with due diligence to complete same, it shall not constitute a default), and it is further agreed that notwithstanding such re-entry, the Tenant shall remain liable for all rent and other damages including, but not limited to, the cost to repair, restore, renovate, or decorate the Premises for a new tenant, reasonable attorney's fees, real estate commissions, and the cost of any legal actions brought against Tenant and losses as of the date of re-entry, and shall further be liable, at the option of the Landlord, for the amount of rent reserved under the Lease for the balance of the term, less any amount of rent received by the Landlord during such period from others to whom the Premises may be rented on such terms and conditions and at such rentals as Landlord, in its reasonable discretion, shall deem proper, all of which shall be at the risk and expense of the Tenant. In addition, Landlord, at its option, shall have the right to repossess the Premises and terminate this Lease.

(iv) In the event Landlord terminates this Lease, the Landlord may, without further notice, re-enter the Premises and dispossess Tenant, the legal representatives of Tenant, or other occupant of the Premises, and remove their effects and hold the Premises as if this Lease has not been made. The Landlord shall also be entitled to the benefit of all provisions of law for the recovery of land and tenements held over by Tenant in Baltimore City, Maryland, including the benefit of any public, general or local laws relating to the speedy recovery of possession of lands and tenements held over by lessees in said City in which the Premises are located, or that may hereafter be enacted.

(v) It is expressly agreed and understood that the exercise of any one or more of said rights shall not be construed as a waiver of any other rights, it being understood that all of said rights shall be cumulative and may be exercised simultaneously.

27. Notice. All notices from Tenant to Landlord shall be sent by Registered or Certified Mail, Return Receipt Requested, hand delivery or nationally recognized overnight delivery service and addressed to:

Henry B. Glover, Jr.
The Kevin F. Donohoe Company, Inc.
Bell Atlantic Tower, Suite 4030
1717 Arch Street
Philadelphia, Pennsylvania, 19103
Fax: (215) 988-0448

and:

Saul E. Gilstein, Esquire
Gallagher Evelius & Jones LLP
218 N. Charles Street, Suite 400
Baltimore, Maryland 21201
Fax: (410) 468-2786

After occupancy of the demised premises, all notices from Landlord to Tenant shall be sent by Registered or Certified Mail, Return Receipt Requested, hand delivery, or nationally recognized overnight delivery service and addressed to Tenant at:

Edward M. Chait, Ph.D
Executive Vice President
Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, Indiana 47906
Fax: (765) 497-1102

and:

Controller
Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, IN 47906
Fax: (765) 497-1102

and:

IceMiller LLP
One American Square
Suite 3100
Indianapolis, IN 46282-0200
Attention: Stephen Hackman, Esq.
Fax: (317) 592-4666

Either party may from time to time, designate, in writing, by Notice, a substitute address and thereafter all notices shall be sent to such substitute address.

28. Other Taxes. Tenant shall assume and pay to Landlord, as Additional Rent, prior to the imposition of any fine, penalty, interest or costs for the non-payment thereof, all excise, sales, gross receipts, or other tax (other than a net income or excess profits tax) which may be (i) assessed or imposed on or be measured by such rent or other charge which may be treated as rent, or (ii) which may be imposed on the letting or other transaction for which such tax is payable and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted by any governmental authority. If such other tax is imposed as contemplated by this paragraph, Tenant shall have the sole authority, with the cooperation of Landlord, to contest and/or appeal such imposition.

29. Representations. Landlord or Landlord's agents have made no representations or promises with respect to the said Building or Premises except as herein expressly set forth.

30. Trial by Jury. Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counter claim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the demised premises, and/or any claim of injury or damage, and any emergency statutory or any other statutory remedy.

31. Gender. Reference to masculine, feminine or neuter shall include proper gender as the case may be. If more than one Tenant is named herein, the obligations of the person so named shall be joint and several.

32. Construction of Premises. To the extent possible, Landlord shall make available to Tenant the benefits of all warranties and guarantees obtained from contractors, subcontractors, suppliers and manufacturers in connection with the construction and subsequent alteration and repair of the Premises and appurtenances.

33. Estoppel Certificates. Landlord and Tenant agree that at any time, and from time to time, upon not less than seven (7) days prior notice by the other, it will execute, acknowledge, and deliver to the other a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications) and the dates to which the rent and other charges have been paid in advance, if any, and stating whether or not, to the best knowledge of the signer of such certificate the other party is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered hereunder may be relied upon by any third party not a party to this Lease. The form of Tenant Estoppel Certificate that Tenant is required to complete is attached as Exhibit D.

34. Landlord's Liability. In any action brought to enforce the obligations or liabilities of Landlord under this Lease, any judgment or decree shall be enforceable against Landlord only to the extent of Landlord's interest in the Premises, and no such judgment shall be the basis of execution on, or be a lien on, assets of Landlord other than Landlord's interest in the Premises.

35. Hazardous Materials. Landlord accepts that Tenant's business requires use and storage of substances defined as "Hazardous Materials" including but not exclusively chemicals, preservatives, drug substances, solvents, fuels, insulation, radioactive materials, metals, flammable substances, compressed and liquefied gases, biological substances, and medical wastes. Unless used, manufactured, released, stored, or disposed of in performance of Tenant's business, Tenant, its employees, licensees, invitees, agents and contractors shall not use, manufacture, release, store or dispose of on, under or about the Premises any of the aforementioned substances, explosives, asbestos, paint containing lead, materials containing urea formaldehyde, polychlorinated biphenyls, or any other hazardous, toxic or dangerous substances, wastes or materials, whether having such characteristics in fact or defined as such under federal, state or local laws or regulations and any amendments thereto (all such materials and substances being hereinafter included as "Hazardous Materials"). In addition to those materials required by Tenant's business, Tenant may store products which are of a type customarily found in offices (such as toner for copiers and the like). All the aforementioned substances will be used, manufactured, released, stored and disposed of in a careful, safe and lawful manner and without contaminating the Premises, the Building, the Property or the environment. If the Tenant breaches the obligations stated in this Section 35, then the Tenant shall indemnify, defend and hold the Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, and the Building generally, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Building generally, damages from any adverse impact on marketing of space in the Building, and sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification of the Landlord by the Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any governmental authority because of Hazardous Material present in the Premises or the Building generally as a result of Tenant's, its agents, employees contractors, servants, licensees, suppliers, or invitees' use of the Premises.

36. Security. Tenant will be allowed to install and maintain its own security system within the Premises, at Tenant's sole cost and expense.

37. Broker Commission. Each party hereto hereby represents and warrants to the other that in connection with the leasing of the Premises hereunder, they have dealt with no brokers, other than Manekin, LLC and CB Richard Ellis Real Estate Services, Inc. Landlord shall pay all brokerage commissions due to the brokers pursuant to a separate agreement. Each party hereto shall indemnify the other against any inaccuracy in such party's representation.

38. Authority. If the Tenant is a corporation, partnership, limited liability company or similar entity, the person executing this Lease on behalf of the Tenant represents and warrants that (a) the Tenant is duly organized and validly existing and (b) this Lease (i) has been authorized by all necessary parties, (ii) is validly executed by an authorized officer or agent of the Tenant and (iii) is binding upon and enforceable against the Tenant in accordance with its terms. Landlord represents and warrants that (a) Landlord is duly organized and validly existing and (b) this Lease (i) has been authorized by all necessary parties, (ii) is validly executed by an authorized officer or agent of the Landlord and (iii) is binding upon and enforceable against the Landlord in accordance with its terms.

39. Right of First Offer.

(a) Before Landlord leases any Available Space (as defined below) to any unrelated third party, Landlord will first offer such Available Space to Tenant for lease, by written notice to Tenant ("Landlord's Offer Notice"). As used in this Section 39, "Available Space" shall mean and refer to any office space which "becomes available" for leasing by the Landlord on the fourth (4th) floor of the Building following the initial leasing of the Building, from time to time during the Term. Space shall be deemed to "become available" when the lease for any current tenant expires or is due to expire and renewal of such lease is not then available or is otherwise terminated; such space shall not be deemed to "become available" if the space is assigned or subleased by the current tenant or is re-let by the current tenant by renewal extension, option or renegotiation. Landlord's Offer Notice shall specify the rent for Available Space (which shall equal the Market Rent for the Available Space, if the space is offered for a term beginning after January 1, 2010; or on the same rental terms as are being paid for the Premises pursuant to this Lease, with a Tenant Improvement Allowance of Fifteen Dollars ($15.00) per rentable square foot if the space is offered for a term beginning before December 31, 2009), the term of the lease for such Available Space shall be co-terminus with the Term, and all other material terms and conditions, including the rent commencement date with respect to the Available Space, which date shall be sixty (60) days from the date the Available Space is available for Tenant to occupy (all of the foregoing collectively, the "Offered Terms") which will apply to the Available Space. Tenant will notify Landlord within fifteen (15) days of Landlord's Offer Notice that (i) Tenant elects to lease the Available Space on the Offered Terms set forth in the Landlord's Offer Notice, or (ii) Tenant elects to lease the Available Space on the Offered Terms, but that Tenant disputes Landlord's determination of Market Rent set forth in Landlord's Offer Notice. If Tenant timely so elects to lease the Available Space on the Offered Terms, but disputes Landlord's determination of Market Rent for the Available Space, and the parties do not agree on the Market Rent within twenty (20) days after delivery of such notice from Tenant, then Tenant may initiate the procedure set forth in Section 1(c) hereof to determine the Market Rent by giving notice to Landlord within an additional ten (10) days after the end of such twenty (20) day period. If Tenant fails to timely submit the dispute for arbitration within such period, then Landlord's determination of Market Rent shall be binding on the parties. Landlord and Tenant shall, within fifteen (15) Business Days after receipt of reasonable draft documentation from Landlord, execute an amendment to this Lease incorporating the Available Space into the Premises upon the Offered Terms contained in Landlord's Offer Notice or the determined Market Rent (as the case may be), and otherwise on substantially the same terms and conditions as contained in this Lease.

(b) Notwithstanding any contrary provision of this Section 39 or any other provision of this Lease, any exercise by Tenant of its right to lease Available Space shall be void and of no effect unless on the date Tenant notifies Landlord that it elects to lease Available Space and on the commencement date of the amendment for the Available Space (i) this Lease is in full force and effect, and (ii) no Event of Default has occurred under this Lease which remains continuing and uncured after applicable notice and cure periods, and (iii) the originally named Tenant is occupying the entire Premises for the conduct of its business.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, by the properly authorized persons and with an intention to sign under seal, have duly executed this Lease the day and year first above written.

WITNESS or ATTEST:	LANDLORD: 300 W. FAYETTE STREET, LLC, a Delaware limited liability company

	By:	KFD Fayette Street, LLC, a Delaware limited liability company, its Managing Member

		By:	The Kevin F. Donohoe Company, Inc. a Pennsylvania corporation, its Managing Member

/s/ Jayne Caggiano			By:	/s/ Henry B. Glover, Jr. Henry B. Glover, Jr. Vice President

WITNESS or ATTEST: /s/ L. Colby	TENANT: BIOANALYTICAL SYSTEMS, INC. By: /s/ Edward M. Chait Name: Edward M. Chait Title: Executive Vice President

STATE OF MARYLAND; CITY/COUNTY OF ___________, TO WIT:

I HEREBY CERTIFY that on this ____ day of _____________ 2007, before me, the undersigned Notary Public of the state and county aforesaid, personally appeared ______________________ who acknowledged himself to be the ____________ of 300 W. Fayette Street, LLC, and that he, being authorized so to do executed the foregoing instrument for the purposes and in the capacity therein contained.

WITNESS my hand and Notarial Seal.

_______________________________(SEAL) Notary Public My commission expires: _____________________

STATE OF INDIANA; CITY/COUNTY OF TIPPECANOE, TO WIT:

I HEREBY CERTIFY that on this __ day of ___________ 2007 before me, the undersigned Notary Public of the state and county aforesaid, personally appeared _________________ who acknowledged himself to be the __________________ of Bioanalytical Systems, Inc., and that he, being authorized so to do executed the foregoing instrument for the purposes and in the capacity therein contained.

WITNESS my hand and Notarial Seal.
_______________________________(SEAL) Notary Public My commission expires: _____________________

EXHIBIT A

PREMISES DESCRIPTION

A-1

EXHIBIT A

Beginning for the same at a point formed by the intersection of the West side of Kimmel Alley (10 feet wide) and the North side of West Fayette Street (66 feet wide), thence binding on the North side of said West Fayette Street 1) South 87 degrees 13 minutes 57 seconds West 89.02 feet, thence leaving the said West Fayette Street and binding reversely along the East and North sides (Lines 3A through 3F and 4) of Parcel Four described in a Confirmatory Deed dated January 28, 2003 conveyed by of Fayette Garage, LLC unto Fayette Garage, LLC recorded among the Land Records of Baltimore City in Liber 3337 Folio 131 the seven following courses and distances: 2) North 2 degrees 36 minutes 08 seconds West 86.37 feet; 3) South 87 degrees 19 minutes 20 seconds West 20.08 feet; 4) North 2 degrees 58 minutes 10 seconds West 1.05 feet; 5) South 87 degrees 32 minutes 03 seconds West 20.22 feet; 6) North 3 degrees 04 minutes 17 seconds West 19.73 feet; 7) North 88 degrees 08 minutes 16 seconds East 3.86 feet; 8) North 2 degrees 51 minutes 58 seconds West 49.20 feet; to the South side of Marion Street (20 feet wide); thence binding on the South side of said Marion Street; 9) North 87 degrees 05 minutes 42 seconds West 125.10 feet to an intersection formed by the South side of said Marion Street and the West side of the aforementioned Kimmel Alley; thence binding on the West side of said Kimmel Alley; 10) South 2 degrees 59 minutes 28 seconds East 156.73 feet to the place of beginning, containing 16,514 square feet or 0.3791 acres of land more or less.

TOGETHER WITH all right, title and interest in and to the six story overhead bridge or passageway and subterranean tunnel extending from the north outline of the hereinabove described parcel of land northerly crossing Marion Street;

TOGETHER WITH the rights and benefits set forth in Liber SEB 428, folio 378 and Liber SEB 1109, folio 105; and

TOGETHER WITH the rights and benefits set forth in Liber SEB 428, folio 326.

AND BEING the same property conveyed by Deed, dated February 1, 1985 from the Mayor and City Council of Baltimore to Pharmakinetics, Inc. and recorded among the Land Records of Baltimore City in Liber SEB 429, folio 462. Said Pharmakinetics, Inc. was corrected to read Pharmakinetics Laboratories, Inc. in a Confirmatory Deed, dated December 17, 1985 and recorded in Liber 1109, folio 101.

AND BEING the same property conveyed by Deed and Consent, dated December 10, 1986 from Pharmakinetics Laboratories, Inc. to PKLB Limited Partnership and recorded in Liber 1109. folio 117.

First American Title Insurance Company

A-2

EXHIBIT B

SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE AGREEMENT

EXHIBIT B

Last Revised 12-31-02
Loan Number: ____________

RECORDING REQUESTED BY AND
AFTER RECORDING, RETURN TO:

GMAC Commercial Mortgage Corporation
200 Witmer Road
Horsham, PA 19044-8015
Attn: Servicing - Executive Vice President

SPACE ABOVE THIS LINE RESERVED FOR RECORDER'S USE

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement ("Agreement"), is made as of this _____ day of ____________, 200__ among GMAC COMMERCIAL MORTGAGE CORPORATION, a California corporation ("Lender"), ______________, a ____________________ ("Landlord"), and ____________________, a ___________________ ("Tenant").

BACKGROUND

A. Lender has agreed to make a loan to Landlord in the original principal amount $___________ ("Loan"), which will be secured by a mortgage, deed of trust or similar security instrument (either, "Security Instrument") on Landlord's property described more particularly on Exhibit A attached hereto ("Property").

B. Tenant is the present lessee under that certain lease agreement between Landlord and Tenant dated __________________, as thereafter modified and supplemented ("Lease"), demising a portion of the Property described more particularly in the Lease ("Leased Space").

C. A requirement of the Loan is that Tenant's Lease be subordinated to the Security Instrument. Landlord has requested Tenant to so subordinate the Lease in exchange for Lender's agreement not to disturb Tenant's possession of the Leased Space upon the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises of this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Subordination. Tenant agrees that the Lease, and all estates, options and rights created under the Lease, hereby are subordinated and made subject to the lien and effect of the Security Instrument, as if the Security Instrument had been executed and recorded prior to the Lease.

Last Revised 12-31-02
Loan Number: ____________

2. Nondisturbance. Lender agrees that no foreclosure (whether judicial or nonjudicial), deed-in-lieu of foreclosure, or other sale of the Property in connection with enforcement of the Security Instrument or otherwise in satisfaction of the Loan shall operate to terminate the Lease or Tenant's rights thereunder to possess and use the Leased Space provided, however, that (a) the term of the Lease has commenced, (b) Tenant is in possession of the Leased Space, and (c) the Lease is in full force and effect and no uncured default exists under the Lease.

3. Attornment. Tenant agrees to attorn to and recognize as its landlord under the Lease each party acquiring legal title to the Property by foreclosure (whether judicial or nonjudicial) of the Security Instrument, deed-in-lieu of foreclosure, or other sale in connection with enforcement of the Security Instrument or otherwise in satisfaction of the Loan ("Successor Owner"). Provided that the conditions set forth in Section 2 above are met at the time Successor Owner becomes owner of the Property, Successor Owner shall perform all obligations of the landlord under the Lease arising from and after the date title to the Property is transferred to Successor Owner. In no event, however, will any Successor Owner be: (a) liable for any default, act or omission of any prior landlord under the Lease; (b) subject to any offset or defense which Tenant may have against any prior landlord under the Lease; (c) bound by any payment of rent or additional rent made by Tenant to Landlord more than 30 days in advance; (d) bound by any modification or supplement to the Lease, or waiver of Lease terms, made without Lender's written consent thereto; (e) liable for the return of any security deposit or other prepaid charge paid by Tenant under the Lease, except to the extent such amounts were actually received by Lender, (f) liable or bound by any right of first refusal or option to purchase all or any portion of the Property; or (g) liable for construction or completion of any improvements to the Property or as required under the Lease for Tenant's use and occupancy (whenever arising). Although the foregoing provisions of this Agreement are self-operative, Tenant agrees to execute and deliver to Lender or any Successor Owner such further instruments as Lender or a Successor Owner may from time to time request in order to confirm Agreement. If any liability of Successor Owner does arise pursuant to this Agreement, such liability shall be limited to Successor Owner's interest in the Property.

4. Rent Payments; Notice to Tenant Regarding Rent Payments. Tenant agrees not to pay rent more than one (1) month in advance unless otherwise specified in the Lease. After notice is given to Tenant by Lender that Landlord is in default under the Security Instrument and that the rentals under the Lease are to be paid to Lender directly pursuant to the assignment of leases and rents granted by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender all rent and all other amounts due or to become due to Landlord under the Lease. Landlord hereby expressly authorizes Tenant to make such payments to Lender upon reliance on Lender's written notice (without any inquiry into the factual basis for such notice or any prior notice to or consent from Landlord) and hereby releases Tenant from all liability to Landlord in connection with Tenant's compliance with Lender's written instructions.

5. Lender Opportunity to Cure Landlord Defaults. Tenant agrees that, until the Security Instrument is released by Lender, it will not exercise any remedies under the Lease following a Landlord default without having first given to Lender (a) written notice of the alleged Landlord default and (b) the opportunity to cure such default within the longer of (i) 30 days after the cure period provided under the Lease to Landlord, (ii) 30 days from Landlord's receipt of Tenant's notice to Lender of a Landlord default, or (iii) if the cure of such default requires possession of the Property, 30 days after Lender has obtained possession of the Property; provided that, in each case, if such default cannot reasonably be cured within such 30-day period and Lender has diligently commenced to cure such default promptly within the time contemplated by this Agreement, such 30-day period shall be extended for so long as it shall require Lender, in the exercise of due diligence, to cure such default, but, unless the parties otherwise agree, in no event shall the entire cure period be more than 120 days. Tenant acknowledges that Lender is not obligated to cure any Landlord default, but if Lender elects to do so, Tenant agrees to accept care by Lender as that of Landlord under the Lease and will not exercise any right or remedy under the Lease for a Landlord default. Performance rendered by Lender on Landlord's behalf is without prejudice to Lender's rights against Landlord under the Security Instrument or any other documents executed by Landlord in favor of Lender in connection with the Loan.

Last Revised 12-31-02
Loan Number: ____________

6. Miscellaneous.

(a) Notices. All notices and other communications under this Agreement are to be in writing and addressed as set forth below such party's signature hereto. Default or demand notices shall be deemed to have been duly given upon the earlier of: (i) actual receipt; (ii) one (1) business day after having been timely deposited for overnight delivery, fee prepaid, with a reputable overnight courier service, having a reliable tracking system; (iii) one (1) business day after having been sent by telecopier (with answer back acknowledged) provided an additional notice is given pursuant to (ii); or (iv) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by certified mail, postage prepaid, return receipt requested, and in the case of clause (ii) and (iv) irrespective of whether delivery is accepted. A new address for notice may be established by written notice to the other parties; provided, however, that no address change will be effective until written notice thereof actually is received by the party to whom such address change is sent.

(b) Entire Agreement; Modification. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces all prior discussions, representations, communications and agreements (oral or written). This Agreement shall not be modified, supplemented, or terminated, nor any provision hereof waived, except by a written instrument signed by the party against whom enforcement thereof is sought, and then only to the extent expressly set forth in such writing.

(c) Binding Effect; Joint and Several Obligations. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors, and assigns, whether by voluntary action of the parties or by operation of law. No Indemnitor may delegate or transfer its obligations under this Agreement.

Last Revised 12-31-02
Loan Number: ____________

(d) Unenforceable Provisions. Any provision of this Agreement which is determined by a court of competent jurisdiction or government body to be invalid, unenforceable or illegal shall be ineffective only to the extent of such determination and shall not affect the validity, enforceability or legality of any other provision, nor shall such determination apply in any circumstance or to any party not controlled by such determination.

(e) Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed Agreement even though all signatures do not appear on the same document.

(f) Construction of Certain Terms. Defined terms used in this Agreement may be used interchangeably in singular or plural form, and pronouns shall be construed to cover all genders. Article and section headings are for convenience only and shall not be used in interpretation of this Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or other subdivision; and the word "section" refers to the entire section and not to any particular subsection, paragraph of other subdivision; and "Agreement" and each of the Loan Documents referred to herein mean the agreement as originally executed and as hereafter modified, supplemented, extended, consolidated, or restated from time to time.

(g) Governing Law. This Agreement shall be interpreted and enforced according to the laws of the State where the Property is located (excluding any choice of law rules that may direct the application of the laws of another jurisdiction).

(h) Consent to Jurisdiction. Each party hereto irrevocably consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Property is located with respect to any legal action arising with respect to this Agreement and waives all objections which it may have to such jurisdiction and venue.

(i) WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO WAIVES AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS AGREEMENT.

[Remainder of page is blank; signatures appear on next page.]

Last Revised 12-31-02
Loan Number: ____________

IN WITNESS WHEREOF, this Agreement is executed this _____ day of ______________ 200_.

LENDER;

GMAC Commercial Mortgage Corporation

By: ________________________________
Name:
Title:

Lender Notice Address:

GMAC Commercial Mortgage Corporation
200 Witmer Road
Horsham, PA 19044
Attn: Servicing - Executive Vice President

TENANT:

___________________________________
[insert Tenant's name]

By: ________________________________
Name:
Title:

Tenant Notice Address:

___________________________________
___________________________________
___________________________________
Attn:

[Execution by Landlord appears on next page.]

____________________________________
[insert Landlord's name]

By: _________________________________
Name:
Title:

Landlord Notice Address:

____________________________________
____________________________________
____________________________________
Attn:

Attach: Exhibit A - Legal Description of the Property

Last Revised 12-31-02
Loan Number: ____________

Notary Acknowledgement for Lender:

State of ________________	)
) ss
County of ______________	)

On this, the ______ day of _______________, 200__, before me, the undersigned Notary Public, personally appeared _________________________ known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and who acknowledged to me that he/she is an officer of GMAC Commercial Mortgage Corporation in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

Notary Acknowledgement for Tenant:

State of ________________	)
) ss
County of ______________	)

On this, the _____ day of _______________, 200__, before me, the undersigned Notary Public, personally appeared _____________________________________ known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and who acknowledged to me that he/she is an officer of the Tenant in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Last Revised 12-31-02
Loan Number: ____________

Notary Public

Notary Acknowledgement for Landlord:

State of ________________	)
) ss
County of ______________	)

On this, the _____ day of ______________, 200__, before me, the undersigned Notary Public, personally appeared, __________________________________________ known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and who acknowledged to me that he/she is an officer of the Landlord in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

EXHIBIT C

RULES AND REGULATIONS OF LANDLORD

1. Definitions. Wherever in these Rules and Regulations the word "Tenant" is used, it shall be taken to apply to and include the Tenant and his agents, employees, invitees, licensees, subtenants and contractors, and is to be deemed of such number and gender as the circumstances require. The word "room" is to be taken to include the space covered by Lease. The word "Landlord" shall be taken to include the employees and agents of Landlord.

2. Obstruction. The streets, parking areas, sidewalks, entrances, lobbies, halls, passages, elevators, stairway and other common areas provided by Landlord shall not be obstructed by Tenant, or used by him for any other purpose than for ingress and egress.

3. Washrooms. Toilet rooms, water-closets and other water apparatus shall not be used for any purpose other than those for which they were constructed.

4. Insurance Regulations. Tenant shall not do anything in the rooms, or bring or keep anything therein, which will in any way increase or tend to increase the risk of fire or the rate of fire insurance, or which will conflict with the regulations of the Fire Department or the fire laws, or with any insurance policy on the Building or any part thereof, or with any law, ordinance, rule or regulation affecting the occupancy and use of the rooms, now existing or hereafter enacted or promulgated by any public authority or by the Board of Fire Underwriters.

5. General Prohibitions. In order to insure proper use and care of the Premises Tenant shall not:

(a)
Allow any sign, advertisement or notice to be fixed to the Building, inside or outside, without Landlord's consent. Signs on interior glass doors will be painted only by the person approved by Landlord, the cost of the painting to be paid by Tenant.

(b)
Make improper noises or disturbances of any kind; sing, play or operate any musical instrument, radio or television without consent of Landlord, or otherwise do anything to disturb other tenants or tend to injure the reputation of the Building.

(c)	Mark or defile elevators, water-closets, toilet rooms, walls, windows, doors or any other part of the Building.

(d)
Place anything on the outside of the Building, including roof setbacks, window ledges and other; projections; or drop anything from the windows, stairways or parapets; or place trash or other matter in the halls, stairways, elevators or light wells of the Building.

(e)	Cover or obstruct any window, skylight, doors or transom that admits light unless such obstruction is required by Tenant's business.

(f)
Fasten any article, drill holes, drive nails or screws into the walls, floors, woodwork or partitions; nor shall the same be painted, papered or otherwise covered or in any way marked or broken without consent of Landlord.

(g)	Interfere with the heating or cooling apparatus without Landlord's consent.

(h)	Allow anyone but Tenant's and Landlord's employees or contractors to clean rooms.

(i)	Leave the rooms without locking doors.

(j)	Install any awnings without consent of Landlord.

(k)	Use any electric heating device without permission of Landlord, unless required by Tenant's business.

(l)	Install call boxes, or any kind of wire in or on the Building without Landlord's permission and direction.

(m)	Place any weights in any portion of the Building beyond the safe carrying capacity of the structure.

6. Publicity. Tenant shall not use the name of the Building in any way in connection with his business except as the address thereof. Landlord shall also have the right to prohibit any advertising by Tenant, which, in its opinion, tends to impair the reputation of the Building or its desirability as a building for offices; unless such advertising, such as clinical study volunteer recruitment, is crucial to performance of Tenant's business.

7. Movement of Equipment. Landlord reserves the right to designate the time when and the method whereby freight, small office equipment, furniture, safes and other like articles may be brought into, moved or removed from the Building or rooms, and to designate the location for temporary disposition of such items.

8. Regulation Changes. Landlord shall have the right to make such other and further reasonable rules and regulations as in the judgment of Landlord, may from time to time be needful for the safety, appearance, care and cleanliness of the Building and for the preservation of good order therein. Landlord shall not be responsible to Tenant for any violation of rules and regulations by other tenants.

9. Public Entrance. Landlord reserves the right to exclude the general public from the Building upon such days and at such hours as in Landlord's judgment will be for the best interest of the Building and its tenants. Persons entering the Building after 6:00 p.m. on Business Days and at all times on weekends and holidays may be required to properly identify themselves to building attendants.

10. Waste Disposal. Tenant shall dispose of all medical/dental waste and containers directly through the hiring of an appropriate third party disposal company(ies) and in accordance with all applicable laws, ordinances and regulations. Tenant agrees to keep all containers within its space not visible from the common area.

EXHIBIT D

FORM ESTOPPEL CERTIFICATE

EXHIBIT D

Last Revised 3-05-03
Loan Number: _________________

TENANT ESTOPPEL CERTIFICATE

Tenant Name: ______________________________________________________________________________________________________________

Landlord Name: _____________________________________________________________________________________________________________

Mortgaged Property: _________________________________________________________________________________________________________

Tenant's Leased Space In Mortgaged Property:
Address/Suite# ______________________________________________________________________________________________________
Total Square Footage: _____________ Description of Operations: _______________________________________________________________
____________________________________________________________________________________________________

Landlord requests Tenant to complete this Certificate for the benefit of GMAC Commercial Mortgage Corporation (together with its successors and assigns, "Lender") in connection with a pending loan ("Loan") which Lender may make to Landlord. The Loan will be secured by a mortgage or deed of trust on the Mortgaged Property.

TENANT STATEMENTS ABOUT ITS LEASE

Unless otherwise stated by Tenant in Item 19 below, Tenant confirms to Lender:

1.
An accurate and complete copy of Tenant's lease agreement ("Lease") is attached as Schedule A. The Lease is in full force and effect, and no other agreements (verbal or written) modify or supplement the Lease or Tenant's rights with respect to the Leased Space. Tenant has not assigned, sublet, encumbered, or otherwise transferred all or any part of Tenant's Leased Space or the Lease. To the best of Tenant's knowledge, no rental or leasing commission remain unpaid with respect to the Lease.

2.
Tenant currently (a) is the sole tenant and occupant of the Leased Space, (b) has unconditionally accepted full possession of the Leased Space, and (c) is open for business and operating from the Leased Space. All tenant improvements to be constructed as a condition to the Lease have been completed to Tenant's satisfaction, and no un-reimbursed construction or fit-up allowances are due to Tenant. No damage to the Leased Space exists which has not been repaired to Tenant's satisfaction. All common areas of the Mortgaged Property (including, without limitation, parking areas, sidewalks, access ways and landscaping) are in compliance with the Lease and are satisfactory for Tenant's purposes.

3.	The Lease is [_____] or is not [____] guaranteed. A copy of each guaranty is attached as Schedule B.

Last Revised 3-05-03
Loan Number: _________________

4.
No default by Landlord or by Tenant currently exists under the Lease. No event or condition exists which would be an event of default under the Lease if notice had been given or applicable grace/cure periods had expired (or both). Tenant has no setoffs, credits, claims or defenses to Tenant's obligation to pay rent or other charges to be paid under the Lease (including, without limitation, common maintenance charges) or to enforcement of the Lease. Tenant has not given Landlord any notice of termination of the Lease.

5.
The current lease term began on _____________________, and the rent commencement date, if different, began on _________________. The current lease term ends on _____________________. Tenant has no option to terminate the Lease prior to such date.

6.	Tenant has the option to extend the term of the Lease for _______ renewal periods. Each renewal offers a term of ___________ months. Tenant has not exercised any renewal option as of the date hereof.

7.
Tenant has none of the following rights: Right to expand the Leased Space; right to relocate the Leased Space; right of first refusal (offer) with respect to any other space in the Mortgaged Property; or option or right of first refusal (offer) to purchase the Mortgage Property.

8.	Tenant's current share of common expenses is _______%.

9.
Tenant's last payment of base rent in the amount of $____________ was paid on __________________, and Tenant's last payment of its share of common expenses in the amount of $____________ was paid on _____________________. No other advance rent has been paid by Tenant.

10.	Tenant has paid Landlord a security deposit in the amount of $______________. No portion of the security deposit has been applied by Landlord toward Tenant's obligations under the Lease.

11.	All rent-free periods or rent concessions provided under the Lease have expired, and no rent concession will become effective during the remainder of the Lease.

12.	No bankruptcy, reorganization, insolvency or similar proceedings under any state or federal law has commenced or is currently proceeding in which Tenant is the debtor.

13.	Tenant has all licenses and permits which Tenant must have to operate its business from the Leased Space, and all are current and have not been revoked.

14.
Since taking possession of the Leased Space, Tenant has not received any notice that the Leased Space or Tenant's use of the Leased Space violates any applicable law, regulation, ordinance or directive of any governmental authority or agency or insurance company.

Last Revised 3-05-03
Loan Number: _________________

15.
Since taking possession of the Leased Space, Tenant has not stored, generated, manufactured, refined, treated, transported, disposed or in any way used materials which are considered hazardous substances or wastes under applicable environmental laws and regulations (including, without limitation, petroleum or petroleum by-products) at the Leased Space or on any other part of the Mortgaged Property, except for de minimus quantities incidental to the cleaning or operation of Tenant's business.

16.
Tenant is not identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States ("OFAC List") nor is Tenant subject to trade embargo or economic sanctions pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States.

17.
Tenant understands that a condition of the Loan may require Lender's consent to any future amendment, waiver, expansion or renewal (except for expansion or renewal rights currently permitted to Tenant by the express terms of the Lease), and no modification, waiver, expansion or renewal made without Lender's written consent will be enforceable against Landlord.

18.
Tenant understands that a condition of the Loan will prohibit Landlord from accepting Tenant's rent more than 30 days prior to its due date, and no payment of rent by Tenant more than 30 days in advance will be binding on Lender.

19.
Listed below (or on Schedule C attached hereto by Tenant) are any exceptions asserted by Tenant to the foregoing statements 1-18. (Lender has no obligation to address Tenant's exceptions in connection with the Loan): _______________________________________

BY SIGNING BELOW:

•
Tenant certifies that all information stated in this Certificate is accurate and correct in all material respects and does not omit any material fact that would make any statement false or misleading and that the undersigned representative is duly authorized to sign this Certificate on Tenant's behalf.

•
Tenant agrees for a period of thirty (30) days from the date hereof to notify Landlord and Lender in writing of any changes to the statements made by Tenant in this Certification promptly upon Tenant's learning of each such change.

Last Revised 3-05-03
Loan Number: _________________

Tenant:

Date: _________________________	By: _______________________________________ Name: Title:

BY SIGNING BELOW, Landlord certifies that the information disclosed by Tenant is accurate and complete in all material respects and does not omit any material fact that would make any statement false or misleading and that the undersigned representative is duly authorized to sign this Certificate on Landlord's behalf.

Landlord:

Date: _________________________	By: _______________________________________ Name: Title:

ATTACH:	Complete copy of lease as Schedule A. Complete copy of each Guaranty as Schedule B.